                                                                    EXHIBIT 99.1



                                                              NEWS RELEASE




SAN JUAN BASIN ROYALTY TRUST
ANNOUNCES 2001 CAPITAL PLAN



         FORT WORTH, Texas, March 6, 2001 - Bank One, NA, (the "Trustee") as Trustee of the San Juan Basin Royalty Trust (the "Trust"), today announced the capital expenditure plan for 2001 as delivered to it by Burlington Resources Oil & Gas Company ("Burlington"). Capital expenditures for 2001 are estimated to be $30,200,000.

         The principal asset of the Trust consists of a seventy-five (75%) net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests now owned by Burlington in properties located in the San Juan Basin and more particularly in San Juan, Rio Arriba and Sandoval counties of northwestern New Mexico (the "Underlying Properties"). Burlington is the operator of the majority of the Underlying Properties.

         Capital expenditures of approximately $24,700,000 were passed through to the Trust in 2000 as compared to approximately $12,800,000 and $10,500,000 of capital expenditures passed through in 1998 and 1999, respectively. Burlington informed the Trust that its goal in increasing capital expenditures for 2000 was to offset the natural decline in production from the Underlying Properties. Burlington has reported favorable results in this effort in that natural gas production for calendar 2000 averaged approximately 116 MMcf per day, as compared to average production of approximately 113 MMcf per day for calendar 1999. As of October 2000, natural gas production from the Underlying Properties had reached 120 MMcf per day.

         The capital project count for 2000 totaled 567, including the drilling of 48 new wells operated by Burlington as well as 29 other wells operated by third parties at an aggregate cost of approximately $13,184,000. The balance of the expenditures were attributable to the workover of existing wells and the maintenance and improvement of production facilities. The aggregate capital expenditures reported by Burlington for 2000 include approximately $5,400,000 attributable to the capital budgets for 1998 and 1999. This occurs because projects within a given year's budget may extend into subsequent years, with capital expenditures attributable to those projects passed through to the Trust in those subsequent years. Further, Burlington's accounting period for capital expenditures runs through November 30 of each calendar year, such that capital expenditures incurred in December of each year are actually accounted for as part of the following year's capital expenditures. Also, for wells not operated by Burlington, Burlington's share of capital expenditures may not actually be paid by it until the year or years after those expenses were incurred by the operator.

         Burlington anticipates 406 new capital projects during 2001, including the drilling of 49 new wells to be operated by Burlington and 40 wells to be operated by third parties. Of the new, Burlington-operated wells, 42 are projected to be conventional wells completed to the Pictured Cliffs, Mesaverde, and/or Dakota formations, and the remaining seven are projected as coal seam gas wells to be completed in the Fruitland Coal formation. Burlington projects approximately $17,500,000 as the cost of the new wells, with the $12,700,000 balance to be expended in working over existing wells and in the maintenance and improvement of production facilities.

         Burlington reports that the Bureau of Land Management ("BLM") has undertaken an environmental impact study of the entire San Juan Basin such that new drilling activity located more than 300 feet from an existing road now requires an additional level of regulatory approval on a well-by-well basis. Depending upon the results of Burlington's requests for approval to drill, the capital budget for 2001 may range from a low of approximately $25,000,000 to a high of approximately $35,000,000, depending in large part upon the total number of new wells for which the BLM issues approvals to drill.

         Burlington indicates its budget for 2001 reflects continued, significant development of properties in which the Trust's net overriding royalty interest is relatively high, as well as a sustained focus on conventional formations, including infill drilling to the Mesaverde formation and multiple formation completions.

Contact: Lee Ann Anderson, Vice President
         Bank One, NA

         Phone: (817) 884-4630
         Fax:     (817) 884-4560
         Website: www.sjbrt.com
         e-mail:    sjbrt@mail.bankone.com
         NYSE Ticker Symbol: SJT